U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

WEXFORD MANAGEMENT, LLC
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   (Last)                           (First)             (Middle)

411 West Putnam Avenue, Suite 125
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                                    (Street)

Greenwich                             CT                  06830
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

INDUSTRIAL IMAGING CORPORATION (INIM)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                     10/99

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          10/26/99       S               3,000,000   D      0        -0-            I         By
                                                                                                                          Management
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                               Common
                                                                               Stock
                                                                               $.01 par                                      By
Common Stock                                                                   value per                                     Manage-
Purchase Warrants   $1.00/sh 10/26/99 S         250,000  D   11/12/97 11/11/02 share     250,000 *        -0-       I        ment
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                                                                               Common
                                                                               Stock
                                                                               $.01 par                                      By
Common Stock                                                                   value per                                     Manage-
Purchase Warrants   $1.00/sh 10/26/99 S         750,000  D   11/21/97 11/20/02 share     750,000 *        -0-       I        ment
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock
                                                                               $.01 par                                      By
Common Stock                                                                   value per                                     Manage-
Purchase Warrants   $2.00/sh 10/26/99 S         250,000  D   11/12/97 11/11/02 share     250,000 *        -0-       I        ment
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                                                                               Common
                                                                               Stock
                                                                               $.01 par                                      By
Common Stock                                                                   value per                                     Manage-
Purchase Warrants   $2.00/sh 10/26/99 S         750,000  D   11/21/97 11/20/02 share     750,000 *        -0-       I        ment
====================================================================================================================================

Explanation of Responses:

*All of the shares of Common Stock and Common Stock Purchase Warrants were sold in a prinvate transaction for an aggregate purchase price of $95,000.


IMPRIMIS INVESTORS LLC

By: /s/Arthur H. Amron                                       November 8, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Arthur H. Amron, Senior Vice President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

ATTACHMENT TO FORM 4:

Name of Designated Filer:                         WEXFORD MANAGEMENT, LLC

Name of Joint Filers:                             Joseph M. Jacobs
                                                  Charles E. Davidson

Address of Joint Filers:                          c/o Wexford Management, LLC
                                                  411 West Putnam Avenue
                                                  Greenwich, CT06830

Date of Event Requiring Filing:                   October 26, 1999

Issuer Name and Ticker or Trading Symbol:         Industrial Imaging Corporation
                                                  (INIM)



/s/Joseph M. Jacobs                               November 8, 1999
--------------------------------                  ----------------
Joseph M. Jacobs                                  Date



/s/Charles E. Davidson                            November 8, 1999
--------------------------------                  ----------------
Charles E. Davidson                               Date

Signature of Reporting Person